Moore Stephens Frost

A Professional Association

Certified Public Accountants

425 West Capitol, Suite 3300

Little Rock, Arkansas 72201

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cagle’s, Inc. and Subsidiary

Atlanta, Georgia

We consent to the inclusion of our report dated May 30, 2008, with respect to the consolidated balance sheets of Cagle’s, Inc. and Subsidiary as of March 29, 2008 and March 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended March 29, 2008, March 31, 2007 and April 1, 2006, which report has been included in the Annual Report to Stockholders and in the Form 10-K Annual Report of Cagle’s, Inc. and Subsidiary.

/s/ Moore Stephens Frost, PLC

Moore Stephens Frost, PLC

Little Rock, Arkansas

May 30, 2008